Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-2654) of Covenant Logistics Group, Inc. of our report dated June 19, 2020 with respect to the statement of net assets available for benefits of the Covenant Transportation Group 401(k) & Profit Sharing Plan as of December 31, 2019, which report appears in the December 31, 2020 Annual Report on Form 11-K of Covenant Transportation Group 401(k) & Profit Sharing Plan.

/s/ Mauldin & Jenkins, LLC

Chattanooga, Tennessee
June 28, 2021

Back to Form 11-K